Exhibit 99.2

Summary unaudited pro forma condensed combined financial information

On October 26, 2022, Regal Rexnord Corporation, a Wisconsin corporation (“Regal Rexnord,” the “Company” or “we”), entered into a definitive merger agreement (the “Merger Agreement”) with Altra Industrial Motion Corp., a Delaware corporation (“Altra”), and Aspen Sub, Inc., a wholly-owned subsidiary of the Company (“Aspen Sub”), pursuant to which, among other things and subject to the satisfaction or waiver of specified conditions, Aspen Sub will merge with and into Altra, with Altra surviving the transaction as a wholly-owned subsidiary of the Company (the “Merger”). Pursuant to the Merger Agreement, at the effective time of the Merger, each of the issued and outstanding shares of Altra's common stock, par value $0.001 per share (“Altra Common Stock”) (other than (i) any shares held by either the Company, Altra or Aspen Sub, (ii) shares owned by any direct or indirect wholly-owned subsidiary of Altra or the Company, (iii) shares for which appraisal rights have been properly and demanded according to Section 262 of the Delaware General Corporation Law and (iv) restricted shares of Altra Common Stock granted under Altra's 2014 Omnibus Incentive Plan and subject to forfeiture conditions), will be converted into the right to receive $62.00 in cash, without interest (the “Merger Consideration”).

The following tables present unaudited pro forma condensed combined financial information to account for the Transactions (as defined below) and, as applicable, the Company’s merger with the Rexnord Process & Motion Control business (the “Rexnord PMC business”). The summary unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2022 and the year ended January 1, 2022 give effect to the Merger, the Debt Financing and the merger with the Rexnord PMC business as if they had occurred on January 3, 2021, the first day of Regal Rexnord’s year ended January 1, 2022, and combine the historical results of Regal Rexnord, the Rexnord PMC business and Altra. The summary unaudited pro forma condensed combined statement of income for the year ended January 1, 2022 combines the audited consolidated statement of income of Regal Rexnord for the year ended January 1, 2022, the unaudited condensed combined statement of operations of the Rexnord PMC business for the nine months ended September 30, 2021 and the audited consolidated statement of operations of Altra for the year ended December 31, 2021. The summary unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2022 combines the unaudited consolidated statement of income of Regal Rexnord for the nine months ended September 30, 2022 with the unaudited consolidated statement of operations of Altra for the nine months ended September 30, 2022. The unaudited pro forma condensed combined balance sheet as of September 30, 2022 gives effect to the Merger and the Debt Financing as if those transactions had been completed on September 30, 2022 and combines the unaudited condensed consolidated balance sheet of Regal Rexnord as of September 30, 2022 with Altra’s unaudited condensed consolidated balance sheet as of September 30, 2022. The summary unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dyssynergies, operating efficiencies or cost savings that may result from the Merger or any acquisition and integration costs that may be incurred.

For more information, see the unaudited pro forma condensed combined financial information attached as Exhibit 99.1 to the Company’s Form 8-K, dated as of January 12, 2023 and presented in accordance with GAAP (the “unaudited pro forma condensed combined financial information”). The summary unaudited pro forma condensed combined financial information is for illustrative purposes only and is based on various adjustments and assumptions, and is not necessarily an indication of the financial condition or the results of operations of the combined company that would have been achieved had the Merger, the Debt Financing (as defined below) or, as applicable, the merger with the Rexnord PMC business, been completed as of the date indicated or that may be achieved in the future.

This information is only a summary and should be read in conjunction with the unaudited pro forma condensed combined financial information and the historical financial statements and related notes thereto for both Regal Rexnord and Altra.

References to the “Transactions” herein are to (i) the issuance of certain senior unsecured notes (the “Notes”) in a private placement and the upsize of our term loan credit facility (the “Term Loan Credit Facility”) and revolving credit facility under our Second Amended and Restated Credit Agreement with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders named therein (as amended from time to time, the “Second Amended and Restated Credit Agreement”), and the related incurrence of such loans thereunder (together with the issuance of the Notes, the “Debt Financing”), (ii) the use of proceeds from the Debt Financing as specified herein, (iii) the consummation of the Merger, (iv) the amendment to the note purchase agreement with respect to the Company’s 3.90% Senior Notes due 2032, dated December 21, 2022 (the “Private Placement Notes”), and (v) the payment of certain fees and expenses related to the foregoing.

Regal Rexnord intends to use the net proceeds from the offering of the Notes, together with borrowings under its Term Loan Credit Facility and cash on hand, to fund the Merger Consideration, repay the outstanding Private Placement Notes and certain of Altra’s outstanding indebtedness and pay certain fees and expenses related to the Transactions.

	Nine months ended	Year ended
(in millions)	September 30, 2022	January 1, 2022
Statements of income data:
Net Sales	$5,449.3	$6,683.1
Cost of Sales	3,667.3	4,613.7
Gross Profit (Loss)	1,782.0	2,069.4
Operating Expenses	1,126.0	1,665.9
Goodwill Impairments	–	93.0
Asset Impairments	11.3	88.0
Total Operating Expenses	1,137.3	1,846.9
Income (Loss) from Operations	644.7	222.5
Other Income, Net	(6.8)	(11.0)
Interest Expense	295.7	477.4
Interest Income	(3.2)	(7.4)
Income (Loss) before Income Taxes	359.0	(236.5)
Provision (Benefit) for Income Taxes	97.3	(50.3)
Net Income (Loss)	261.7	(186.2)
Less: Net Income Attributable to Noncontrolling Interests	4.8	6.4
Net Income (Loss) Attributable to Common Shareholders	$256.9	$(192.6)

As of September 30,
(in millions)	2022
Balance sheet data:
Cash and Cash equivalents	$587.9
Total Assets	16,054.9
Long-Term Debt	7,156.4
Total Debt	7,187.1
Total Liabilities	9,994.9
Total Equity	6,060.0

	Twelve months ended	Nine months ended	Year ended
(in millions)	September 30, 2022(1)	September 30, 2022	January 1, 2022
Other financial data:
Pro Forma Adjusted EBITDA(2)	$1,448.1	$1,132.8	$1,290.4
Pro Forma Net Debt (as of period end)(3)	$6,599.2
Pro Forma Cash Interest Expense(4)	$392.5	$286.8	$463.8
Ratio of Pro Forma Net Debt to Pro Forma Adjusted EBITDA(2)(3)(5)	4.6x
Ratio of Pro Forma Adjusted EBITDA to Pro Forma Cash Interest Expense(2)(4)(6)	3.7x	3.9x	2.8x

(1)	The unaudited pro forma condensed combined financial information for the twelve months ended September 30, 2022 was prepared on a substantially similar basis to the information for the other periods presented and was derived from certain unaudited financial information of Regal Rexnord which has been calculated by adding the relevant financial information of Regal Rexnord for the quarterly period ended January 1, 2022 to the relevant financial information of Regal Rexnord for the nine months ended September 30, 2022. As of January 2, 2022, Regal Rexnord changed the methodology for valuing certain inventories to the first-in, first-out (“FIFO”) cost method from the last-in, first-out (“LIFO”) cost method (the “LIFO to FIFO Change”). The LIFO to FIFO Change has been reflected for the quarter ended January 1, 2022 for purposes of calculating the financial information presented for the twelve months ended September 30, 2022.

(2)	Pro Forma Adjusted EBITDA is a non-GAAP financial measure. Pro forma net income and pro forma income from operations reconcile to Pro Forma Adjusted EBITDA as set forth below. For more information, see “Non-GAAP financial measures.” Pro Forma Adjusted EBITDA does not reflect any anticipated synergies or dyssynergies, operating efficiencies or cost savings that may result from the Merger or any acquisition and integration costs that may be incurred.

	Twelve months ended	Nine months ended	Year ended
(in millions)	September 30, 2022(1)	September 30, 2022	January 1, 2022
Net Income (Loss)	$186.0	$261.7	$(186.2)
Interest Expense	406.5	295.7	477.4
Interest Income	(5.1)	(3.2)	(7.4)
Taxes	(8.7)	97.3	(50.3)
Other Income, Net(a)	(10.2)	(6.8)	(11.0)
Income from Operations	568.5	644.7	222.5
Restructuring and Related Costs(b)	58.9	46.4	27.1
Transaction and Related Costs(c)	57.0	5.0	191.9
Impairments and Exit Related Costs(d)	154.2	11.3	148.0
Goodwill Impairment(e)	33.0	–	33.0
Inventory Step Up Adjustment(f)	4.0	3.6	77.0
Gain on Sale of Assets(g)	(3.3)	(3.6)	(12.9)
Depreciation	172.1	124.9	191.2
Amortization	351.0	264.6	337.0
Share-Based Compensation Expense	42.5	29.1	64.6
Other Income, Net(a)	10.2	6.8	11.0
Pro Forma Adjusted EBITDA	$1,448.1	$1,132.8	$1,290.4

(a)	Primarily relates to non-service cost components associated with the Company’s pension and other post-retirement benefit plans.
(b)	Relates to costs associated with actions taken for employee reductions, facility consolidations and site closures, product line exits and other asset charges.
(c)	Primarily relates to legal and professional service costs associated with the merger with the Rexnord PMC business and the acquisition of Arrowhead Systems, LLC (the “Arrowhead business” and together with the Rexnord PMC business, the “Rexnord PMC and Arrowhead businesses”).
(d)	Relates to asset impairments associated with the transfer of certain assets to held for sale.
(e)	Relates to a goodwill impairment charge for the global industrial motors reporting unit.
(f)	Relates to the amortization of fair value adjustments to inventory acquired with the Rexnord PMC and Arrowhead businesses.
(g)	Primarily relates to gain(losses) associated with the fixed asset sales.

(3)	Pro Forma Net Debt is a non-GAAP financial measure. Pro forma current maturities of long-term debt reconciles to Pro Forma Net Debt as set forth below. For more information, see “Non-GAAP financial measures.”

As of September 30,
(in millions)	2022
Current Maturities of Long-Term Debt	$30.7
Long-Term Debt(a)	7,156.4
Total Gross Debt(a)	7,187.1
Cash	587.9
Pro Forma Net Debt(a)	$6,599.2

(a)

Pro forma long-term debt, total gross debt and net debt reflect impact of $64.2 million in unamortized debt issuance costs and original issue discount, comprised of debt issuance costs relating to existing debt and estimated debt issuance costs and orginal issue discount relating to the debt to be incurred in connection with the Transactions, including the issuance of the Notes.

(4)

Pro Forma Cash Interest Expense is a non-GAAP financial measure. Pro Forma Cash Interest Expense is defined as pro forma interest expense excluding amortization of financing fees and other non-cash interest expense of $14.0 million, $8.9 million, and $13.6 million for the twelve months ended September 30, 2022, the nine months ended September 30, 2022, and the year ended January 1, 2022, respectively. For more information, see “Non- GAAP financial measures.”

(5)	Calculated as the ratio of Pro Forma Net Debt as of September 30, 2022 to Pro Forma Adjusted EBITDA for the twelve months ended September 30, 2022. The ratio of Pro Forma Net Debt to Pro Forma Adjusted EBITDA does not reflect any anticipated synergies or dyssynergies, operating efficiencies or cost savings that may result from the Merger or any acquisition and integration costs that may be incurred.
(6)	Calculated as the ratio of Pro Forma Adjusted EBITDA to Pro Forma Cash Interest Expense, in each case, for the twelve month period ended September 30, 2022. The ratio of Pro Forma Adjusted EBITDA to Pro Forma Cash Interest Expense does not reflect any anticipated synergies or dyssynergies, operating efficiencies or cost savings that may result from the Merger or any acquisition and integration costs that may be incurred.

Non-GAAP financial measures

Certain financial information of the combined company following the Merger (the “combined company”) was determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”), including Pro Forma Adjusted EBITDA, Pro Forma Net Debt and Pro Forma Cash Interest Expense, which are Adjusted EBITDA, Net Debt and Cash Interest Expense, further adjusted as described in “Summary unaudited pro forma condensed combined financial information.” “Pro Forma Adjusted EBITDA” is defined as: pro forma net income (loss) adjusted for (i) interest expense, (ii) interest income, (iii) taxes, (iv) restructuring and related costs, (v) transaction and related costs, (vi) impairments and exit related costs, (vii) goodwill impairment, (viii) inventory step up adjustment, (ix) gain on sale of assets, (x) depreciation, (xi) amortization, and (xii) share-based compensation expense. “Pro Forma Net Debt” is defined as: pro forma current maturities of long-term debt adjusted for (i) long-term debt and (ii) cash. “Pro Forma Cash Interest Expense” is defined as: pro forma interest expense excluding amortization of financing fees and other non-cash interest expense.

Our management believes that these non-GAAP measures are useful measures for providing investors with additional information regarding the combined company when used in conjunction with the unaudited pro forma condensed combined financial information and the reconciliations to corresponding GAAP financial measures. These non-GAAP financial measures, and certain ratios related thereto, are presented to show trends that investors may find useful in evaluating the combined company’s business and understanding its ability to service its debt. This information should be considered in addition to, and not as substitute for, information prepared in accordance with GAAP and has important limitations as an analytical tool because it may exclude items that are significant in understanding and analyzing the combined company’s financial results.

These non-GAAP financial measures contain a variety of adjustments and assumptions and do not represent the actual financial position or results of the combined company. We strongly encourage investors to review the unaudited pro forma condensed combined financial information in its entirety and caution investors that, because non-GAAP financial measures are not standardized, it may not be possible to compare such measures to the non-GAAP financial measures presented by other companies, even if they have the same or similar names.

For a more detailed discussion and for reconciliations of these non-GAAP financial measures to their most closely comparable financial measures calculated in accordance with GAAP, see “Summary unaudited pro forma condensed combined financial information.”

4